                                                Filed pursuant to Rule 424(B)(3)
                                                      Registration No. 333-57474
The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                Subject to Completion, Dated September 7, 2001

Prospectus Supplement
, 2001
(To Prospectus dated June 1, 2001)

                                  $ ,000,000

[LOGO] Campbell Soup Company

                                % Notes due 200

                               -----------------

    Our  % notes due 200  will mature on    . We will pay interest on the notes
on     and     of each year, beginning      , 2002. We may redeem some or all of
the notes at our option at the redemption price described under "Description of the Notes" in this prospectus supplement.

    The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

                                                                    Per Note Total
                                                                    -------- -----
Price to Public....................................................     %      $
Underwriting discount..............................................     %      $
Proceeds, before expenses, to us...................................     %      $

    The public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from    , 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be delivered to investors on or about    , 2001 in
book-entry form only through the facilities of The Depository Trust Company.

                               -----------------

                          Joint Book-Running Managers

Banc of America Securities LLC                                  Lehman Brothers

                               -----------------

Barclays Capital
             Deutsche Banc Alex. Brown
                          JPMorgan
                                       PNC Capital Markets, Inc.
                                                     Salomon Smith Barney
                                                                     UBS Warburg

    No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall under any circumstances, create any implication that there has been no change in the affairs of Campbell Soup Company since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Campbell Soup Company......................................................  S-4
Recent Developments........................................................  S-4
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-6
Description of the Notes...................................................  S-7
Underwriting............................................................... S-11
Legal Opinions............................................................. S-12
Experts.................................................................... S-12

                                  Prospectus

Where You Can Find More Information About Us.........................  2
Disclosure Regarding Forward-Looking Statements......................  3
Campbell Soup Company................................................  3
Use of Proceeds......................................................  3
Ratio of Earnings to Fixed Charges...................................  4
Description of Debt Securities.......................................  5
Plan of Distribution................................................. 12
Legal Opinions....................................................... 13
Experts.............................................................. 13

                       ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About Us" in the accompanying prospectus.

                               -----------------

                             CAMPBELL SOUP COMPANY

    Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high quality, branded convenience food products. Campbell Soup Company was incorporated as a business organization under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, our beginnings in the food business can be traced back to 1869. Our principal executive offices are at Campbell Place, Camden, New Jersey 08103-1799.

    We operate in three business segments: Soup and Sauces, Biscuits and Confectionery, and Away From Home. The Soup and Sauces segment includes the worldwide soup businesses, Prego spaghetti sauce, Franco-American pastas and gravies, Pace Mexican foods, Swanson broths and canned poultry, Homepride sauces in the United Kingdom and the V8 and V8 Splash beverage business. The Biscuits and Confectionery segment includes the Pepperidge Farm, Godiva and Arnotts Limited businesses. The Away From Home segment represents products, including Campbell's soups and Campbell's Specialty Kitchens entrees, which are distributed to the food service and home meal replacement markets.

                              RECENT DEVELOPMENTS

    On September 6, 2001, we announced results for the fourth quarter and fiscal year ended July 29, 2001, and commented on the earnings per share outlook for the fiscal first quarter and the full year of fiscal 2002, both of which we expect to be down from the comparable periods in the previous year due to the actions we are taking as outlined in our investment plan. Net sales in the fourth quarter ended July 29, 2001 increased 8% to $1.3 billion. Excluding the impact of currency and our acquisition of several European businesses from Unilever PLC/Unilever N.A. in May 2001, sales increased 5%. Net earnings as reported for the fourth quarter of 2001 were $52 million, a decrease of 12% as compared to $59 million for the comparable period of 2000. Diluted earnings per share for the fourth quarter of 2001 were $0.13, as compared to $0.14 in the fourth quarter of 2000. Excluding costs associated with our Australian manufacturing configuration, net earnings and earnings per share were $62 million and $0.15, respectively. These 2001 results include approximately $0.03 dilutive impact from our European acquisition.

    Net sales for the fiscal year ended July 29, 2001 were $6.7 billion, up 3% from fiscal year 2000. Net earnings and diluted earnings per share for 2001 were $649 million and $1.55, respectively. Diluted earnings per share for the fiscal year 2001 were $1.58, excluding the special charges associated with our Australian manufacturing reconfiguration, as compared to $1.65 for the fiscal year 2000. The 2001 results include approximately $0.03 dilutive impact from our European acquisition.

    We also reported that our financial results have been restated in accordance with the Emerging Issues Task Force's (EITF) 00-10 ruling related to classification of shipping and handling charges. This has resulted in an approximately $200 million increase in annual sales and cost of products sold for 2000 and 2001.

    On July 27, 2001, we announced that our board of directors approved a series of investment initiatives aimed at strengthening our position in the soup, sauces, beverages and indulgent snack categories, both in the United States and internationally. A majority of this investment is intended to go to our U.S. soup business and to focus on improved product quality, increased marketing and accelerated innovation.

    Specific elements of this investment plan include:

   . the anticipated increase in total marketing investment by 15%, or approximately $200 million, to fund new product launches and increased advertising and consumer promotion;

   . the projected spending of approximately $300 million on capital improvements in fiscal 2002, an increase in capital improvement spending of approximately $100 million from fiscal 2001; and

   . the anticipated increase in investments related to research and development, product and packaging innovation and overall organizational capabilities.

    We also plan to reduce our dividend by approximately 30%, from $0.90 to $0.63 per share. Our new dividend payout ratio will be about 50%.

    Our new soup investment plan includes:

   .  significant quality upgrades for our eating and cooking soup varieties;

   .  the phase-in of easy-open lids across the entire condensed soup line;

   .  new "Pop 'N Pour" lid for Swanson broths;

   . increased advertising spending focused on our condensed Red & White, Chunky and Select soups; and

   . targeted innovation, including testing of a new line of sipping soups for away from home consumption.

    Beyond soup, our additional strategic priorities include:

   . integrating and leveraging the recently acquired Unilever culinary food brands in Europe;

   . increasing investment in our indulgent snack brands--Pepperidge Farm, Godiva and Arnott's--to help them sustain their competitive presence through innovation and new product activity;

   . increasing investment in sauce brands, including Prego and Pace in the United States and Homepride in the United Kingdom;

   . restoring support to the V8 brand in the United States while developing new growth platforms for the V8 brand; and

   . leveraging our global scale, including people, knowledge and capabilities.

    On May 4, 2001, we completed the purchase of several soup and sauce businesses in Europe from Unilever PLC/Unilever N.A. The businesses have combined annual sales of approximately $400 million. They include three instant dry soup brands--Batchelors in the United Kingdom, Royco in France and Belgium, and Heisse Tasse in Germany--as well as Oxo bouillon cubes in the United Kingdom and additional businesses in Belgium, France, Ireland, Sweden, Finland and the Netherlands. The purchase price was approximately 1 billion Euros or approximately US $900 million.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the notes, which we
estimate to be $     million after deducting underwriting discounts and
estimated expenses of the offering, for repayment of commercial paper borrowings and for other general corporate purposes. As of July 29, 2001, the weighted average interest rate of our commercial paper borrowings was approximately 4.13% and the longest maturity of such borrowings was approximately seven months.

                                CAPITALIZATION


    The following table sets forth our outstanding capitalization at July 29, 2001 and as adjusted to give effect to issuance of the notes being offered hereby, and the application of the proceeds as described under "Use of Proceeds."

                                                                   July 29, 2001
                                                             --------------------------
                                                                                As
                                                             Outstanding    adjusted(1)
                                                             -----------    -----------
                                                             (U.S. dollars in millions)
Short-term debt, including current portion of long-term debt       1,806
Long-term debt, less current portion........................       2,243
Shareowners' equity(2)......................................        (247)
                                                             -----------    -----------
Total capitalization(2).....................................       3,802
                                                             -----------    -----------

--------
(1) Assumes the issuance of the notes and use of the gross proceeds of $ million initially to retire short-term debt.

(2) We have 560 million authorized shares of common stock, of $0.0375 par value, and 40 million authorized shares of preferred stock. No preferred stock has been issued. There were 410 million shares of common stock outstanding as of July 29, 2001.

                           DESCRIPTION OF THE NOTES

General

    The notes will be issued under an indenture dated as of October 15, 1996, between us and Bankers Trust Company, as trustee. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is made.

    The notes:

   .  will be our unsecured general obligations,

   .  will initially be limited to $    million principal amount,

   .  will be issued in book-entry form only,

   .  will mature on September  , 200 ,

   .  will bear interest from September  , 2001 at the rate of  % per year and

   .  will bear interest payable semi-annually on    and     , commencing     ,
      2002, to persons in whose names the notes are registered on the preceding
          and    , respectively.

Issuance of Additional Notes

    We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any such additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

Optional Redemption

    We may redeem the notes, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

   .  100% of the principal amount of such notes or

   . as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as defined below, plus basis points, plus, in each case, accrued interest on the notes to the redemption date.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with us.

    "Reference Treasury Dealer" means (1) Banc of America Securities LLC and Lehman Brothers Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the trustee after consultation with us.

    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Sinking Fund

    The notes will not be entitled to any sinking fund.

Defeasance

    The notes are subject to defeasance under the conditions described in the accompanying prospectus and the indenture.

Book-Entry System

    We will initially issue the notes in the form of one or more global securities in book-entry form. The notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") located in the Borough of Manhattan, The City of New York, and will be registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these notes representing in the aggregate principal amount of these notes and will be deposited with or on behalf of DTC.

    We have been advised that DTC is:

   .  a limited-purpose trust company organized under the New York Banking Law,

   .  a "banking organization" within the meaning of the New York Banking Law,

   .  a member of the Federal Reserve System,

   . a "clearing corporation" within the meaning of the New York Uniform Commercial Code and

   . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

    DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities. Direct participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, known as indirect participants, such as securities brokers and dealers (which may include the underwriters), banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    So long as DTC, or its nominee, is the registered holder and owner of such global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as described in the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

    The indenture provides that DTC may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such global securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

    We expect that pursuant to procedures established by DTC, upon the issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The ownership interests of each actual purchaser, commonly known as the beneficial owner, in the global securities is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    We will make payments of principal of, premium, if any, and interest on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global securities as shown on the records of DTC. We also expect that payments by direct or indirect participants to owners of beneficial interests in the global securities held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global securities representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                                 UNDERWRITING

    Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                            Principal
                          Underwriter                    Amount of Notes
                          -----------                    ---------------
       Banc of America Securities LLC...................   $
       Lehman Brothers Inc..............................
       Barclays Capital Inc.............................
       Deutsche Banc Alex. Brown Inc....................
       J.P. Morgan Securities Inc.......................
       PNC Capital Markets, Inc.........................
       Salomon Smith Barney Inc.........................
       UBS Warburg LLC..................................   ----------
          Total.........................................   $ ,000,000
                                                           ----------

    Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

    The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

    The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

    We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

    In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

    Expenses associated with this offering, to be paid by us, are estimated to be $225,000.

    In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

    Banc of America Securities LLC and Lehman Brothers Inc. will make notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and Lehman Brothers Inc. and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and Lehman Brothers Inc. based on transactions the underwriters conduct through the system. Banc of America Securities LLC and Lehman Brothers Inc. will make notes available to their respective customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                                LEGAL OPINIONS

    The validity of the notes will be passed upon for us by Martin J. Levitas, our Vice President-Law. Mr. Levitas owns beneficially approximately 5,400 shares of our common stock. He holds options to purchase 55,762 additional shares of our common stock that were granted to him pursuant to our 1994 Long-Term Incentive Plan. White & Case LLP, New York, New York has acted as counsel for the underwriters.

                                    EXPERTS

    The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended July 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

[LOGO] Campbell Soup Company

                                Debt Securities

                               -----------------

   From time to time, we may sell debt securities consisting of debentures, notes or other unsecured evidences of indebtedness on terms we will determine at the times we sell the debt securities. We will sell the debt securities at an aggregate initial offering price no greater than $1,100,000,000 or the equivalent of this amount in foreign or composite currencies. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We may sell the debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering.

                               -----------------

                  The date of this prospectus is June 1, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information About Us...............................   2
Disclosure Regarding Forward-Looking Statements............................   3
Campbell Soup Company......................................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Plan of Distribution.......................................................  12
Legal Opinions.............................................................  13
Experts....................................................................  13

   This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,100,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us".

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell debt securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of debt securities. In this prospectus, "we," "us" and "our" refer to Campbell Soup Company and our consolidated subsidiaries.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

  . Our Annual Report on Form 10-K for the fiscal year ended July 30, 2000, which incorporates by reference certain portions of our 2000 Annual Report to Shareowners;

  . Our Quarterly Reports on Form 10-Q for the three months ended October 29, 2000 and January 28, 2001; and

  . Our Current Reports on Form 8-K filed on September 13, 2000, January 31, 2001, February 15, 2001 and May 14, 2001.

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

   You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

             Corporate Secretary
             Campbell Soup Company
             Campbell Place
             Camden, New Jersey, 08103-1799
             (856) 342-6122

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Whether these forward-looking statements turn out to be accurate is subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions.

   In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. Subject to applicable law, we do not undertake any obligation to update or revise any forward-looking statements. All written or oral forward-looking statements made after the date of this prospectus and which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                             CAMPBELL SOUP COMPANY

   Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high quality, branded convenience food products. Campbell Soup Company was incorporated as a business organization under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, our beginnings in the food business can be traced back to 1869. Our principal executive offices are at Campbell Place, Camden, New Jersey 08103-1799.

   We operate in three business segments: Soup and Sauces, Biscuits and Confectionery, and Away From Home. The Soup and Sauces segment includes the worldwide soup businesses, Prego spaghetti sauce, Franco-American pastas and gravies, Pace Mexican foods, Swanson broths and canned poultry, Homepride sauces in the United Kingdom and the V8 and V8 Splash beverage business. The Biscuits and Confectionery segment includes the Pepperidge Farm, Godiva and Arnotts businesses. The Away From Home segment represents products, including Campbell's soups and Campbell's Specialty Kitchens entrees, which are distributed to the food service and home meal replacement markets.

                                USE OF PROCEEDS

   Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the debt securities to repay short-term debt, to reduce or retire from time to time other indebtedness and for other general corporate purposes, including acquisitions.

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                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Nine months
   ended             Fiscal year ended
----------- ------------------------------------
  4/29/01   7/30/00 8/1/99 8/2/98 8/3/97 7/28/96
  -------   ------- ------ ------ ------ -------
    6.0       5.7    6.1    6.0    6.1     8.0

   The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings include earnings from continuing operations before equity in earnings of affiliates and minority interests, amortization of capitalized interest, taxes on earnings and fixed charges (excluding capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. In fiscal years 1999, 1998 and 1997, we recorded restructuring charges of $36 million, $262 million and $204 million, respectively. Excluding the effect of such charges, the ratio of earnings to fixed charges would have been 6.3 in 1999, 7.2 in 1998 and 7.1 in 1997.

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

                        DESCRIPTION OF DEBT SECURITIES

   Unless we indicate otherwise in an accompanying prospectus supplement, the debt securities consisting of debentures, notes and other unsecured evidence of indebtedness will be issued under an Indenture, between the Company and Bankers Trust Company, as Trustee, the form of which we have filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the Indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. The particular terms of a series of debt securities offered by a prospectus supplement and the extent, if any, to which such general provisions may apply to such securities will be described in the prospectus supplement relating to such series. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture.

General

   The Indenture does not limit the amount of debt securities which we may issue under the Indenture and provides that debt securities may be issued thereunder up to the aggregate principal amount which our Board of Directors may authorize from time to time. Debt securities may be issued from time to time in one or more series. Debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

   Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

    (a)the designation, aggregate principal amount and authorized denominations of the offered debt securities;

    (b)the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

    (c)the date or dates on which the offered debt securities will mature;

    (d)the annual rate, if any, at which the offered debt securities will bear interest;

    (e)the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

    (f)any optional or mandatory sinking fund provisions;

    (g)the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

    (h)the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

    (i)if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof or provable in bankruptcy;

    (j)any Events of Default with respect to the offered debt securities of the series, if not set forth in the Indenture;

    (k)the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

    (l)if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

    (m)if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

    (n)if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

    (o)whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

    (p)whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

    (q)whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

    (r)the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and certain conditions thereto;

    (s)with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the Events of Default or any covenants, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture; and

    (t)any U.S. Federal income tax consequences applicable to the offered debt securities.

   Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depository named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

   So long as the Depository for a global security or its nominee is the registered owner of such global security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

   Unless the prospectus supplement relating thereto specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

   At the option of the holder and subject to the terms of the Indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

   A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless

    (a)the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

    (b)the depository ceases to be qualified as required by the Indenture,

    (c)we instruct the Trustee in accordance with the Indenture that such book-entry securities shall be so registrable and exchangeable,

    (d)there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the debt securities evidenced by such book-entry securities or

    (e)there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

   No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the Trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

   One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

   Under the Indenture, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

   Restrictions on Secured Debt

   If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of the Offered Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10% of Consolidated Net Assets.

   The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by

    (a)Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

    (b)Mortgages in favor of the Company or a Restricted Subsidiary,

    (c)Mortgages in favor of governmental bodies to secure progress, advance or other payments,

    (d)Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

    (e)Mortgages securing industrial revenue or pollution control bonds,

    (f)mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

    (g)Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

    (h)Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

    (i)Mortgages, including judgment liens, arising from legal proceedings being contested in good faith and

    (j)any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

   Restrictions on Sales and Leasebacks

   Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Net Assets.

   This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if

    (a)the lease is for a period, including renewal rights, of not in excess of five years,

    (b)the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction,

    (c)the lease secures or relates to industrial revenue or pollution control bonds,

    (d)the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

    (e)the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of

       (1)the net proceeds of the sale of the Principal Property leased or

       (2)the fair market value of the Principal Property leased.

       In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the Debt Securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the then applicable optional redemption price thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

   Unless otherwise indicated in a prospectus supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of Debt Securities.

   Certain Definitions

   "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

   "Consolidated Net Assets" means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

   "Funded Debt" means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and
(b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Principal Property" means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

   "Restricted Subsidiary" means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a Subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

   The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company's obligations on the Debt Securities and under the Indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the Indenture.

Events of Default

   The Indenture defines "Events of Default" with respect to the Debt Securities of any series as being one of the following events:

    (a)default in the payment of any installment of interest on that series for 30 days after becoming due;

    (b)default in the payment of principal (or premium, if any) on that series when due;

    (c)default in the performance of any other covenant with respect to the Debt Securities of that series or in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series) continued for 90 days after notice;

    (d)certain events of bankruptcy, insolvency or reorganization; and

    (e)any other Event of Default provided with respect to Debt Securities of that series.

   The Indenture contains no Events of Default or other provisions which specifically afford holders of the Debt Securities protection in the event of a highly leveraged transaction.

   If an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the Debt Securities of such series and the accrued interest thereon, if any, to be due and payable. The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default known to a Responsible Officer of the Trustee, give the holders of Debt Securities notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any Debt Security, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of Debt Securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Debt Securities of that series then outstanding, by written notice to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration.

   The Company will furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

   The holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults with respect thereto. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they first shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

   The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to:

    (a)evidence the assumption by a successor corporation of the obligations of the Company,

    (b)add covenants for the protection of the holders of Debt Securities,

    (c)add any additional Events of Default,

    (d)cure any ambiguity or correct any inconsistency in such Indenture,

    (e)establish the form or terms of Debt Securities of any series,

    (f)secure the Debt Securities and related coupons, if any, and

    (g)evidence the acceptance of appointment by a successor trustee.

   With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each Debt Security affected, which would, among other things,

    (a)reduce the principal amount of or the interest on any Debt Security, change the stated maturity of the principal of, or any installment of interest on, any Debt Security or the other terms of payment thereof,

    (b)reduce the above-stated percentage of Debt Securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of Debt Securities of any series, the consent of the holders of which is required to waive certain past defaults or

    (c)change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.2 of the Indenture.

   The holders of at least a majority in principal amount of the Debt Securities of each series outstanding may, on behalf of the holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture, unless a greater percentage of such principal amount is specified in the applicable prospectus supplement. The holders of not less than a majority in principal amount of the Debt Securities of each series outstanding may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default (a) in the payment of principal of (and premium, if any) or any interest on any Debt Security of such series and (b) in respect of a covenant, or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security of such series outstanding affected.

Defeasance and Discharge

   The Indenture provides that the Company may specify that, with respect to the Debt Securities of a certain series, it will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified Debt Securities) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. If so specified with respect to the Debt Securities of a series, such a trust may only be established if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of Debt Securities, such establishment of such a trust may be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal

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income tax law or a ruling published by the United States Internal Revenue
Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such Debt Securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Concerning the Trustee

   We have appointed Bankers Trust Company as the Trustee under the Indenture and as initial Security Registrar with regard to the Debt Securities.

   The Trustee acts as our fiscal agent for several debt offerings inside the United States and performs other services for the Company in the normal course of its business.

                             PLAN OF DISTRIBUTION

General

   We may sell offered debt securities to or through underwriters or dealers, through agents or directly to purchasers. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to the offered debt securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the offered debt securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered debt securities may be listed.

   If underwriters are used in the sale, the underwriters will acquire the offered debt securities for their own account and may resell such securities from time to time in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale. The offered debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of firms acting as underwriters. Unless we indicate otherwise in the prospectus supplement, the obligations of the underwriters to purchase the offered debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered debt securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Under agreements which we may enter into, underwriters, dealers and agents who participate in the distribution of offered debt securities may be entitled to indemnification or contribution by us against certain liabilities, including liabilities under the Securities Act.

   The specific terms and manner of sale of offered debt securities will be set forth or summarized in the prospectus supplement. Subject to any restrictions relating to debt securities in bearer form, debt securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

   If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered debt securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to acceptance by us. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of offered debt securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

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   Each series of offered debt securities will be a new issue with no established trading market. Except as indicated in the applicable prospectus supplement, the debt securities are not expected to be listed on a securities exchange. Any underwriters to whom we sell offered debt securities for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any offered debt securities.

                                LEGAL OPINIONS

   Unless otherwise disclosed in the prospectus supplement, the validity of the offered debt securities will be passed upon for us by Ellen Oran Kaden, our Senior Vice President-Law and Government Affairs, and for the underwriters, dealers or agents, if any, by counsel specified in the prospectus supplement. Ms. Kaden owns beneficially approximately 21,757 shares of the Company's common stock. She holds options to purchase 81,250 additional shares of the Company's common stock that were granted to her pursuant to the Company's 1994 Long-Term Incentive Plan.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended July 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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